Exhibit 10.20
BROADSOFT, INC.
Non-Employee Director Compensation Policy
EFFECTIVE DATE: [Effective Time of Initial Public Offering] (the “Effective Date”)
This Policy shall apply commencing on the Effective Date and for the balance of calendar year 2010, and then for each calendar year thereafter, subject to Section IV below. For calendar year 2010, amounts described herein will be prorated for the period between the Effective Date and December 31, 2010, based on the number of days in such period divided by 365.
I. BOARD RETAINERS
     ANNUAL BOARD RETAINER: $60,000, payable as follows:
•	Annual Cash Retainer: Cash payments will be made quarterly in arrears to directors, assuming the director remains a member of the Board of Directors (the “Board”) of BroadSoft, Inc. (the “Company”) through the end of the relevant quarter as follows:
o	$30,000 ($7,500 per quarter) in cash (the “Annual Cash Retainer”), unless the director makes a timely election, in accordance with Section III below, to receive 50% or 100% of the Annual Cash Retainer in the form of restricted stock units (“RSUs”).
•	Annual Equity Retainer:
o	$30,000 (the “Annual Equity Retainer” and together with the Annual Cash Retainer, the “Annual Board Retainer”), paid in RSUs.

o	RSUs will be granted under the Amended and Restated 2009 Equity Incentive Plan (the “Plan”) on the third business day in January of each calendar year (provided, that RSUs to be granted for calendar year 2010 will be granted at the first regularly scheduled meeting of the Board to occur after the Effective Date). These RSUs will vest in accordance with Section II below, and will be settled in shares of Company common stock.

o	The number of RSUs that will be granted will be determined by dividing the Annual Equity Retainer and, if validly elected, the portion of the Annual Cash Retainer, allocated to such award by the fair market value of the Company’s common stock on the date of grant (i.e., the third business day of January in each calendar year other than calendar year 2010, and the date of the first regularly scheduled meeting of the Board to occur after the Effective Date, for calendar year 2010), rounded down to the nearest whole share.

COMMITTEE CHAIR RETAINERS: Cash payments will be made quarterly in arrears to directors who are Committee chairpersons, assuming the director remains the chair of the applicable Committee through the end of the relevant quarter as follows:
•	Audit: $15,000 ($3,750 per quarter)

•	Compensation: $10,000 ($2,500 per quarter)

•	Nominating and Corporate Governance: $7,500 ($1,875 per quarter)
COMMITTEE MEMBERSHIP RETAINERS: Cash payments will be made quarterly in arrears to directors who are members of Committees (and who are not Committee chairpersons), assuming the director remains a member of the applicable Committee through the end of the relevant quarter as follows:
•	Audit: $10,000 ($2,500 per quarter)

•	Compensation: $7,500 ($1,875 per quarter)

•	Nominating and Corporate Governance: $5,000 ($1,250 per quarter)
II. VESTING OF RSUs
•	RSUs granted for calendar year 2010 will vest 100% on December 31, 2010 assuming the director remains a member of the Board through such date.

•	RSUs granted for calendar year 2011 and each year thereafter, will vest 25% on the last day of each calendar quarter assuming the director remains a member of the Board through the end of the relevant calendar quarter.

•	Upon the director’s cessation of service on the Board as a result of:
o	the director’s death, vesting of unvested awards shall be fully accelerated; and

o	removal of the director from the Board by the Company’s stockholders for cause, or resignation by the director, all unvested RSUs shall be forfeited.
III. TIMING OF ELECTIONS: Elections to receive 50% or 100% of the Annual Cash Retainer in the form of RSUs must be made as follows:
•	Current directors: prior to the beginning of each calendar year.

•	New directors: within 30 days after becoming a director, applicable only to the portion of the Annual Board Retainer earned after the date of the election (i.e., beginning with the calendar quarter after the election date, with the director receiving payment in accordance with the default rules above for the calendar quarter in which the director made the election).

•	Once an election is submitted for a calendar year, it is irrevocable with respect to that year. A director may submit a new election for each subsequent calendar year prior to the beginning of that calendar year.

Notwithstanding the foregoing, directors shall not be entitled to elect to receive 50% or 100% of the Annual Cash Retainer for calendar year 2010 in the form of RSUs.
IV. REVIEW, AMENDMENT AND TERMINATION
o	The Nominating and Corporate Governance Committee of the Board shall, at its discretion, review and assess the adequacy of this Policy from time to time and recommend any proposed changes to the Board for approval.

o	The Board may amend or terminate this Policy at any time in its sole discretion.

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